Exhibit 99.1

Digital River Announces Proposed Offering of $250 Million in Convertible Senior Notes Due 2030 and a Share Repurchase

MINNEAPOLIS--(BUSINESS WIRE)--October 25, 2010--Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, announced that it intends to offer, subject to market and other conditions, $250 million in aggregate principal amount of Convertible Senior Notes due 2030 (the “Notes”). Digital River intends to grant the initial purchasers a 30-day over-allotment option to purchase up to an additional $37.5 million aggregate principal amount of Notes on the same terms and conditions. The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will be convertible into shares of Digital River's common stock, based on a conversion rate to be determined. Interest on the Notes will be payable semiannually in arrears on May 1 and Nov. 1 of each year, beginning on May 1, 2011. The Notes will mature on Nov. 1, 2030, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date. The interest rate, conversion rate, conversion price and other terms of the Notes will be determined at the time of pricing of the offering. The Notes will be Digital River's senior unsecured obligations and will rank equally with all of its existing and future senior unsecured debt and senior to all of its existing and future subordinated debt.

The company intends to use up to $35 million of the net proceeds from the sale of the Notes to repurchase shares of its common stock pursuant to its share buyback program, and the remainder of the net proceeds from the sale of the Notes for general corporate and strategic purposes.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes and the shares of Digital River common stock issuable upon conversion of the Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

About Digital River, Inc.

Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates.

Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the company’s anticipated convertible note offering and the use of proceeds therefrom as well as statements containing the words “anticipates,” “intends,” “plans,” “will,” or “expects” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including market conditions and variability of the company’s operating results, as well as other risk factors referenced in the company’s public filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended Dec. 31, 2009, which may cause the actual results to differ materially from those expressed or implied by such forward-looking statements.

Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.

CONTACT:
Digital River, Inc.
Investor Relations Contact:
Ed Merritt, 952-540-3362
Vice President, Investor Relations
investorrelations@digitalriver.com
or
Media Relations Contact:
Gerri Dyrek, 952-253-1234, ext. 38396
Group Vice President, Corporate Marketing
gdyrek@digitalriver.com